WEI WEI & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

• MAIN OFFICE
133-10 39TH AVENUE
FLUSHING, NY 11354
TEL. (718)445-6308
FAX.(718)445-6760

• CALIFORNIA OFFICE
36 W BAY STATE STREET
ALHAMBRA, CA 91801
TEL. (626)282-1630
FAX.(626)282-9726

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Form S-1, of our report included herein dated October 24, 2011 with respect to the balance sheet of Contemporary Signed Books, Inc., a development stage company, as of August 31, 2011 and the related statement of operations, changes in stockholders' equity, and cash flows for the period from June 10, 2010 (inception) to August 31, 2011. We also consent to the use of our name as it appears under the caption "Experts."

Wei Wei & Co., LLP
New York, New York
December 14, 2011